FT 5850

TRUST AGREEMENT

Dated: January 19, 2016

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, Effective: November 6, 2013" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor and the FTPS Unit Servicing Agent agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

STRATEGIC INCOME CLOSED-END PORTFOLIO, SERIES 58

The following special terms and conditions are hereby agreed to:

A. The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B. The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C. The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." The Trustee shall pay the amounts specified in Part I of Section 3.05 of the Standard Terms and Conditions of Trust accrued as of the Record Date on or shortly after the last Business Day of the month in which the Record Date occurs.

D. The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

E. The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and FTP Services LLC's compensation as referred to in Section 3.16 of the Standard Terms and Conditions of Trust shall collectively be an annual fee in the amount of $.0080 per Unit.

G. The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H. The Initial Date of Deposit for the Trust is January 19, 2016.

I. There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J. The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 shall be 2,500 Units of the Trust. No in-kind distribution requests submitted during the 10 business days prior to the Trust’s Mandatory Termination Date will be honored.

K. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

PART III

A. The second paragraph of Section 3.02 of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11 hereof, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

B. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.18 shall be replaced with the following:

"Section 3.18. Authority of Portfolio Supervisor to Cause the Purchase or Sale or Depositor to Purchase or Sell Securities for the Account of the Trust. Whenever in the Indenture it is provided that the Trustee or the Depositor shall purchase or sell Securities, the Portfolio Supervisor is authorized to, and shall, cause the Securities to be purchased or sold, for the account of the Trust. Should the Portfolio Supervisor fail to cause such purchase or sale, the Depositor shall effect the purchase or sale, and the Trustee shall purchase or sell Securities only in the event that the Trustee would otherwise be directed to make the purchase or sale pursuant to the provisions of the Indenture and both the Portfolio Supervisor and the Depositor have failed to make or cause such purchase or sale. Neither the Trustee nor the Depositor shall have any responsibility or liability for any purchase or sale of Securities caused by the Portfolio Supervisor and the Trustee shall have no responsibility or liability for any purchase or sale of Securities made by the Depositor or for any failure of the Portfolio Supervisor or Depositor to make, or cause, any purchase or sale required by this Section or otherwise by the Indenture."

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, First Trust Advisors L.P. and FTP Services LLC have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,
Depositor

By Elizabeth H. Bull
Senior Vice President

THE BANK OF NEW YORK MELLON,
Trustee

By Rosalia A. Koopman
Managing Director

[SEAL]

ATTEST:

Elizabeth A. Fernandes

Vice President

FIRST TRUST ADVISORS L.P.,
Evaluator

By Elizabeth H. Bull
Senior Vice President

FIRST TRUST ADVISORS L.P.,
Portfolio Supervisor

By Elizabeth H. Bull
Senior Vice President

FTP Services LLC,
FTPS Unit Servicing Agent

By Elizabeth H. Bull
Senior Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 5850

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)